EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China Biologic Products Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-151263) on Form S-8 (as amended by Post-Effective Amendment No. 1) of China Biologic Products Holdings, Inc. (the “Company”) of our reports dated March 6, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2018 and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of the Company.

Our report on the consolidated financial statements refers to a change in the Company’s method of accounting for revenue recognition in 2018 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2018 contains an explanatory paragraph that states that the Company acquired TianXinFu (Beijing) Medical Appliance Co., Ltd. (“TianXinFu”) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, TianXinFu’s internal control over financial reporting associated with total assets of $348,885,628 and total revenues of $44,711,325 included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TianXinFu.

/s/ KPMG Huazhen LLP

Beijing, China
March 6, 2019